Exhibit 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

     THIS AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is entered into as of the 11th day of September, 2002, by and between HRB Management, Inc. (“HRB”) and Frank L. Salizzoni (“Executive”).

     WHEREAS, HRB and Executive are parties to an Employment Agreement dated October 11, 1996 (the “Employment Agreement”); Executive has most recently been employed by HRB thereunder to serve as Chairman of the Board of H&R Block, Inc.; and Executive has also held director and officer positions with HRB and its affiliates;

     WHEREAS, Executive has elected to retire as Chairman of the Board of H&R Block, Inc., as a director of H&R Block, Inc. and as a director and officer of all of HRB affiliates as of the adjournment of the Annual Meeting of Shareholders of H&R Block, Inc. held on the date of this Amendment (“Adjournment”);

     WHEREAS, Executive possesses intimate knowledge of the business and affairs of HRB, its parents, subsidiaries and other affiliates; and

     WHEREAS, the parties desire to amend the Employment Agreement in this Amendment to set forth the terms and conditions upon which Executive will continue to be employed by HRB Management, Inc. on a part-time basis through December 31, 2002;

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, HRB and Executive (collectively, the “Parties”) agree as follows:

1.     Change in Employment. As of the Adjournment, it is agreed that Executive will no longer serve as Chairman of the Board of H&R Block, Inc., as a member of the Board of Directors of H&R Block, Inc. (except as Director Emeritus) or hold any other officer and director position now held with HRB, its parents, subsidiaries and affiliates, and Executive shall be considered to have retired from such positions as of such Adjournment; however, his employment with HRB will continue from and after the Adjournment and through the close of business on December 31, 2002 (the “Employment Termination Date”), at which time Executive’s employment shall terminate. During the period from the Adjournment through the Employment Termination Date, Executive will work on such projects and assignments as are mutually agreed upon by HRB and Executive. Executive shall make himself available for deposition and trial testimony in matters of litigation involving HRB and its affiliates through the Employment Termination Date. He shall be a part-time HRB employee through the Employment Termination Date, working 20 hours per week, for the purposes of salary and certain benefits, as set forth in this Agreement. Executive shall have no set hours of work and services may be provided by Executive from his home, except to the extent that such work must be performed at HRB’s offices or another location. As Executive continues as an employee through the Employment Termination Date, Executive’s salary will be (1) at the same annual rate as his annual rate of salary in effect immediately prior to the Adjournment through September 15, 2002, (2) at the annual rate of $12,000 ($1,000 per month) from September 16, 2002 through the Employment Termination Date, and (3) paid semi-monthly on the 15th and last day of each month. To the extent inconsistent with Sections 1, 2 and 3 to this Amendment, the provisions of Article One of the Employment Agreement are hereby amended and superseded.

2.     Termination of Employment. By mutual agreement, the Employment Agreement, as amended by this Amendment, and Executive’s employment with HRB will terminate on the Employment Termination Date. Said termination on the Employment Termination Date will be treated as a retirement for all purposes and will not be considered a termination without “cause” as defined in Section 1.06 of the Employment Agreement. The Parties agree that no notice of termination pursuant to Section 1.01 of the Employment Agreement need be given by any Party to terminate the Employment Agreement, as amended by this Amendment, in accordance with this Section 2.

3.     Employee Benefits.

     (a)  Up to and through the Employment Termination Date, Executive shall continue to be an HRB employee and all benefits and rights of employment that pertain to a part-time employee working 20 hours per week will extend to Executive from the Adjournment through the Employment Termination Date. Except as expressly provided in this Section 3(a) and as limited by Executive’s status as a 20-hour-per-week part-time employee, continuation of Executive’s employment by HRB from the Adjournment through the Employment Termination Date shall continue Executive’s participation in, and vesting under, any employee benefit or welfare plans of HRB or any of HRB’s affiliates or parent companies through the Employment Termination Date. Executive shall not be entitled to participate in HRB’s short-term incentive compensation program and discretionary incentive compensation program for the fiscal year ending April 30, 2003. Executive’s participation in the H&R Block, Inc. Executive Survivor Plan shall cease as of the close of business on September 11, 2002, except with respect to any post-termination coverage continuation rights Executive may have under such Plan. Executive’s participation in HRB’s basic group life insurance program and accidental death and dismemberment program shall terminate in connection with the change in employment status in accordance with the terms of those plans. Except as expressly stated in this Section 3, benefits under employee benefit or welfare plans will accrue and be payable to Executive after the Employment Termination Date as expressly provided in the post-termination provisions of such plans.

     (b)  Executive will not be considered an employee of HRB after the Employment Termination Date. Nothing in this Agreement will constitute or cause a continuation of Executive’s employment by HRB or extend Executive’s participation in, or vesting under, any employee benefit or welfare plans of HRB or any of HRB’s parents, subsidiaries or other affiliated companies after the Employment Termination Date. Benefits under such plans will not accrue or be payable to Executive after the Employment Termination Date except as may be expressly provided in the post-termination provisions of such plans except as stated in Section 3(c) below.

     (c)  Subject to the expiration dates of all stock options, and to the extent such options are exercisable as of the Employment Termination Date, Executive will have three (3) months after the Employment Termination Date to exercise any outstanding stock options granted to Executive under the 1993 Long-Term Executive Compensation Plan and one hundred eighty (180) days after the Employment Termination Date to exercise any outstanding stock options granted to Executive under the 1989 Stock Option Plan for Outside Directors.

     (d)  Throughout the employment period (through the Employment Termination Date), Executive will be entitled, at his option, to continue his enrollment in the H&R Block employee health care plan (including any medical, dental or vision coverage thereunder) in which he is currently enrolled and HRB will continue to pay that portion of any premiums for such enrollment that HRB customarily pays under the provisions of the applicable plan. Executive will pay the balance of any health care premium not paid by HRB, which balance HRB may deduct from the salary payable to Executive under Section 1 of this Agreement.

4.     Notice. For purposes of Section 4.07 of the Employment Agreement, the address for Executive shall be 5720 Oakwood Road, Mission Hills, KS 66208 and for HRB shall be 4400 Main Street, Kansas City, MO 64111; Attention: Mark A. Ernst, or such other address and/or person designated by either Party in writing to the other Party.

5.     Entire Agreement. Except as modified in this Amendment, the Employment Agreement shall remain in full force and effect in accordance with its terms. This Amendment constitutes a binding writing under Section 4.02 of the Employment Agreement and serves to amend and modify the Employment Agreement in compliance with said Section 4.02. The Employment Agreement, as modified by this Amendment, constitutes the entire agreement and understanding between HRB and Executive.

     IN WITNESS WHEREOF, the Parties have executed this Amendment effective as of the day and year first above written.

HRB MANAGEMENT, INC.

/s/ Mark A. Ernst Mark A. Ernst Chairman of the Board, President and Chief Executive Officer	/s/ Frank L. Salizzoni Frank L. Salizzoni

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